Exhibit 10.63




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                 EASTERN LOAD POCKET CALL OPTION AGREEMENT

                                  BETWEEN

                    ORANGE AND ROCKLAND UTILITIES, INC.

                                    AND

                       SOUTHERN ENERGY LOVETT, L.L.C.




                             November 24, 1998



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                             TABLE OF CONTENTS

Article I.      Definitions and Interpretation..............................2

Article II.     Representations, Warranties and Covenants..................13

Article III.    Term.......................................................16

Article IV.     O&R's Right to Dispatch the Facility.......................17

Article V.      Delivery by Lovett LLC.....................................21

Article VI.     Price......................................................21

Article VII.    Payment Terms..............................................23

Article VIII.   Testing and Capacity Ratings...............................25

Article IX.     Generation Commitments.....................................26

Article X.      Start-up Lead Times and Other Operating Constraints........26

Article XI.     Metering...................................................26

Article XII.    Coordination of Facility and System Maintenance............27

Article XIII.   Modifications..............................................28

Article XIV.    Termination................................................28

Article XV.     Indemnification............................................31

Article XVI.    Limitation of Liability....................................37

Article XVII.   Insurance..................................................38

Article XVII.   Force Majeure..............................................41

Article XIX.    Contract Documents.........................................43

Article XX.     Dispute Resolution.........................................44

Article XXI.    Taxes......................................................44

Article XXII.   Assignment or Transfer.....................................45

Article XXII.   Regulatory Approval; Effective Date........................46

Article XXI.    Confidentiality............................................46

Article XXV.    Amendments.................................................49

Article XXVI.   Books and Records:  Audit Rights...........................49

Article XXVII.  Miscellaneous Provisions...................................50




      THIS LOAD POCKET CALL OPTION AGREEMENT ("Agreement"), dated as of the 24th day of November 1998, between ORANGE AND ROCKLAND UTILITIES, INC., a New York corporation ("O&R") with an office at One Blue Hill Plaza, Pearl River, New York 10965 and SOUTHERN ENERGY LOVETT, L.L.C. a Delaware limited liability company ("Lovett LLC") with offices at 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338.

                        W I T N E S S E T H :
      WHEREAS, O&R is authorized by its certificate of incorporation and by the State of New York to engage in the production, transmission, sale and distribution of electricity for heat, light and power to the public;

      WHEREAS, pursuant to an Electric Rate and Restructuring Plan dated November 6, 1997 O&R has agreed to divest by auction all its electric generating facilities;

      WHEREAS, pursuant to this auction process, O&R has agreed to sell the Facility (as defined below) to Lovett LLC;

      WHEREAS, O&R desires to have the ability to call on and dispatch the Facility under the terms of this Agreement in those hours when the operation of the Facility is required by O&R to ensure the reliability of the Load Pocket (as hereinafter defined) ("Load Pocket Hours");

      WHEREAS, Lovett LLC agrees to dispatch the Facility during Load Pocket Hours on the terms and conditions set forth herein and therefore is willing to enter into this Agreement with O&R; and

      WHEREAS, O&R agrees to pay Lovett LLC to dispatch the Facility during Load Pocket Hours on the terms and conditions set forth herein and therefore is willing to enter into this Agreement with Lovett LLC.

      NOW, THEREFORE, in consideration of the premises and other valuable consideration given the one to the other, the sufficiency of which each Party acknowledges, O&R and Lovett LLC agree as follows:

Article I.  Definitions and Interpretation

      1.1 The following terms when used herein (and in the schedules attached hereto) with initial capitalization, shall have the meaning specified in this Article. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa. "Includes" or "including" shall mean "including without limitation". References to a section, article or schedule shall mean a section, article or schedule of this Agreement, as the case may be, unless the context requires otherwise, and reference to a given Agreement or instrument shall be a reference to that Agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made. Unless the context otherwise requires, references to any Law shall be deemed references to such Law as it may be amended, replaced or restated from time to time. Unless the context otherwise requires, any reference to a "person" includes any individual, partnership, firm, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality.

      1.2 The following terms shall have the meanings set forth below:

            (a) ASA: The Lovett Generating Station Sales Agreement dated as of November 24, 1998 by and between Lovett LLC and O&R.

            (b) Available: That the Facility is capable, in real time (subject to Start-up Lead Times), of producing Energy which can be Delivered up to the Availability Limit.

            (c) Availability: The capability of the Facility at any given time to produce Energy measured in MW.

            (d) Availability Limit: For any hour the maximum number of MW which Lovett LLC is obligated to make Available from the Facility pursuant to this Agreement, as identified in Schedule A.

            (e) Business Day: Any day other than Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

            (f) Capacity: The capability to generate or transmit electrical power measured in megawatts ("MW").

            (g) Capital Improvement: A material addition or modification to, change in, or replacement or renewal of plant or equipment which comprises a Facility or any other plant, equipment or facilities used by Lovett LLC for the production of Energy at the Facility.

            (h) Closing DateThe date and time at which the closing of the transactions contemplated by the ASA actually occurs.

            (i) Commission: The New York State Public Service Commission.

            (j) Contract Year: Each 12-month period commencing on the Effective Date or on any anniversary of the Effective Date occurring during the term of this Agreement.

            (k) Daily Dispatch Notice: A notice requesting dispatch of the Facility to provide Energy delivered by O&R to Lovett LLC's Scheduling Coordinator on the day before a Requested Operation Period pursuant to this Agreement, in a form which complies with the requirements of Section 4.2.

            (l) Deliver: To deliver Energy to the Delivery Point in compliance with the requirements described in Section 5.1 and the term "Delivered" shall be construed accordingly.

            (m) Delivered MW or Delivered MWhs: The MW or MWhs of Energy, as the case may be, Delivered by Lovett LLC pursuant to O&R's request.

            (n) Delivery Point: The generator terminals at the Facility, which are the physical points where Energy will be delivered and measured for purposes of this Agreement.

            (o) Dispatch Notice: A Daily Dispatch Notice, an Hourly Dispatch Notice and/or a Dispatch Notice given by O&R in real time to Lovett LLC's Scheduling Coordinator.

            (p) DMNC:  Dependable Maximum Net Capability.

            (q) Due Date: The date which is 30 days after the date on which a Party submits an invoice to the other Party.

            (r) Effective Date:  The same date as the Closing Date.

            (s) Emergency: A condition or situation which is likely to result in degradation or disruption of service to O&R's customers, or is likely to endanger life or property.

            (t) Emission Costs: Lovett LLC's emissions' related costs as calculated pursuant to Schedule E.

            (u) Energy:  Electrical energy.

            (v) Energy Costs: Lovett LLC's costs for Delivered MWhs which are Delivered pursuant to a Dispatch Notice as calculated pursuant to
Section 6.2 and Schedule C.

            (w) Facility: The electrical generating facilities more particularly described in Schedule A.

            (x) FERC: Federal Energy Regulatory Commission.

            (y) Forced Outage: Any outage of the Facility other than (i) a Planned Outage, (ii) a Planned Overhaul, (iii) an outage caused by a Force Majeure Event, (iv) an outage caused by an act or omission of O&R, including any O&R Event of Default, (v) an outage caused by an ISO order or request to take a unit off line as a result of an emergency or as a result of any abnormal transmission condition on O&R's System, or (vi) any outage required to comply with any environmental restrictions, that fully or partially curtails its ability to produce Energy when dispatched by O&R in accordance with the terms of this Agreement.

            (z) Good Utility Practices: Any of the practices, methods or acts engaged in or approved by a significant portion of the electric utility industry with respect to similar facilities during the relevant time period, which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods, or acts generally accepted in such industry.

            (aa) Governmental Authority: Any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.

            (bb) Hourly Dispatch Notice: A notice, delivered by O&R to Lovett LLC's Scheduling Coordinator, requesting dispatch of the Facility to provide Energy pursuant to this Agreement, other than a Daily Dispatch Notice, in such form as may be adopted by the Parties, provided that such form complies with the requirements of Section 4.2 of this Agreement.

            (cc) Interest Rate: The rate of interest at the prime rate of The Chase Manhattan Bank in effect on the applicable date.

            (dd) ISO:  The New York Independent System Operator.

            (ee) ISO Protocols: The rules, protocols, procedures and standards promulgated by the ISO (as amended from time to time) to be complied with by the ISO and all market participants in relation to participation in the market for Energy in accordance with the ISO Operating Agreement and Tariff.

            (ff) ISO Tariff: The open access transmission operating agreement and tariff approved by the FERC, in FERC Docket Nos.
ER97-1523-000, OA97-470-000, and ER97-4234-000, as it may be modified and in effect from time to time.

            (gg) Law: Any law, treaty, code, rule, regulation, or order or determination of an arbitrator, court or other Governmental Authority, or any franchise, license, lease, permit, certificate, authorization, qualification, right or approval issued or granted by a Governmental Authority and binding on a Party or any of its property.

            (hh) Load Pocket: The electric load required by O&R's customers in the area of O&R's service territory outlined on the attached diagram on Schedule H, provided, however, that, (i) because of transmission constraints on O&R's transmission and distribution system as of the date hereof, such area requires generating resources internal to such area to ensure reliable service to such electric load and (ii) the Facility is a generating resource internal to such area that is necessary to ensure such reliable service.

            (ii) Lovett LLC's Scheduling Coordinator: The Scheduling Coordinator identified by Lovett LLC.

            (jj) Market Transaction: A delivery of Energy and/or capacity from the Facility, other than pursuant to this Agreement.

            (kk) Maximum Requested MW: The highest MW output of the Facility which O&R can request Lovett LLC to dispatch, as shown on Schedule A.

            (ll) Minimum Requested MW: The lowest MW output needed to maintain stable continuous operation of the Facility, as shown on Schedule A.

            (mm) NERC: North American Electric Reliability Council or its successors.

            (nn) Nonmarket Transaction: A delivery of Energy from the Facility pursuant to a Dispatch Notice under this Agreement.

            (oo) NYPP:  The New York Power Pool or its successors.

            (pp) NYPP Procedures: The most current methods and procedures of the NYPP, including those for determining DMNC, as amended.

            (qq) Off-Peak: All hours not classified as On-Peak hours.

            (rr) On-Peak: The hours in Monday through Friday from hour beginning 7:00 a.m. through hour beginning 10:00 p.m. excluding NERC holidays.

            (ss) O&R Load Zone: The load zone as designated by the ISO which encompasses the O&R service territory.

            (tt) O&R's System: O&R's electric transmission and distribution system.

            (uu) Party: Either O&R or Lovett LLC and Parties means O&R and Lovett LLC.

            (vv) Planned Outage: A planned interruption in the electrical output of the Facility or a planned transmission interruption of the O&R System, as the case may be, to perform routine maintenance pursuant to the Planned Outage schedule provided under Section 12.3.

            (ww) Planned Overhaul: A planned interruption in the electrical output of the Facility or a planned transmission interruption of the O&R System, as the case may be, to perform a major equipment overhaul and inspections or major transmission facilities maintenance and inspection at the dates and times provided under Section 12.3.

            (xx) Requested MW : The MW of generation capability which O&R requests be made available from the Facility pursuant to a Dispatch Notice.

            (yy) Requested Operation Period: The hours during which O&R requests that the Facility be dispatched pursuant to a Dispatch Notice.

            (zz) Shutdown: The condition of the Facility where the generator rotor is at rest.

            (aaa) Start-up: The action of bringing the Facility from Shutdown to Synchronous Speed, to its Minimum Requested MW and having it unconditionally released for ramping to full load if required, and "Started-up" and "Starting-up" shall be construed accordingly.

            (bbb) Start-up Lead Time: The amount of time required to Start-up the Facility, as shown on Schedule A.

            (ccc) Start-up Costs: Lovett LLC's costs for Starting-up the Facility in response to a Dispatch Notice, as described in Section 6.2 and Schedule D.

            (ddd) Summer Capability Period: The meaning provided by the NYPP, the ISO or their successor(s), as may be modified from time to time. Summer Capability Period is currently each May 1 through October 31 of each year.

            (eee) Synchronized: The condition where the Facility is connected to the Transmission Grid.

            (fff) Synchronous Speed: That speed required by the Facility to enable it to be Synchronized to the Transmission Grid.

            (ggg) Transmission Grid: The electric transmission system (as it may be modified or expanded from time to time) under control of the NYPP or the ISO.

            (hhh) Winter Capability Period: The meaning provided by the NYPP, the ISO or their successor(s), as may be modified from time to time. Winter Capability Period is currently each November 1 through April 30 of the following calendar year.

      1.3 Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term                                      Section
----                                      -------

Adjustment Invoice                        7.4
Agreement                                 Preamble
Annual Forecast                           4.1
Availability Payment                      6.1
Direct Claim                              15.4
Disclosing Party                          24.1
Estimated Invoice                         7.1
Event of Default                          14.1
Force Majeure Event                       18.1
Forecast                                  4.1
Generation Costs                          6.2
Indemnifiable Loss                        15.3
Indemnifying Party                        15.3
Indemnitee                                15.3
Load Pocket Dispatch Log                  Schedule J
Load Pocket Hours                         Recitals
Lovett LLC Indemnifiable Loss             15.2
Lovett LLC                                Preamble
Net Worth                                 22.1
O&R                                       Preamble
O&R Indemnifiable Loss                    15.1
Occurrence                                Schedule G
Recipient                                 24.1
Shed Load                                 Schedule G
Taxes                                     21.1
Third Party Claim                         15.4


Article II. Representations, Warranties and Covenants

      2.1 Lovett LLC makes the following representations, warranties and covenants as the basis for the benefits and obligations contained in this Agreement.

            (a) Lovett LLC represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

            (b) Lovett LLC represents and warrants that (i) it is duly authorized to enter into this Agreement and discharge and perform all covenants and obligations on its part to be performed under and pursuant to this Agreement, (ii) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any law, any order of any court or other agency of government, or any contractual limitation, deed of trust, mortgage, partnership agreement, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Lovett LLC is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing, except for such conflicts, breaches or defaults, as to which requisite waivers have been obtained or which would not have a material adverse effect on Lovett LLC's ability to perform its obligations under this Agreement, and (iii) this Agreement is the legal, valid and binding obligation of Lovett LLC enforceable in accordance with its terms, except that such enforceability may be limited by applicable laws affecting or relating to enforcement of creditors' rights and general principles of equity.

            (c) Lovett LLC represents and warrants that all consents and authorizations required for Lovett LLC to execute and deliver this Agreement have been obtained, except for such consents and authorizations which, if not obtained, would not be reasonably likely to have a material adverse affect on Lovett LLC's ability to perform its obligations under this Agreement.

      2.2 O&R makes the following representations, warranties and covenants as the basis for the benefits and obligations contained in this Agreement.

            (a) O&R represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

            (b) O&R represents and warrants that it is duly authorized to enter into this Agreement and discharge and perform all covenants and obligations on its part to be performed under and pursuant to this Agreement and that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or a default under, any of the terms, conditions, or provisions of any law, any order of any court or other agency of government, the certificate of incorporation or by-laws of O&R, or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which O&R is a party or by which it or any of its property is bound, or result in a breach of or default under any of the foregoing except for such conflicts, breaches or defaults, as to which requisite waivers have been obtained or which would not have a material adverse effect on O&R's ability to perform its obligations under this Agreement, and (iii), and this Agreement is the legal, valid and binding obligation of O&R enforceable in accordance with its terms except that such enforceability may be limited by applicable laws affecting or relating to enforcement of creditors' rights and general principles of equity.

            (c) O&R represents and warrants that all consents and authorizations required to execute this Agreement have been obtained except for such consents and authorizations which, if not obtained, would not be reasonably likely to have a material adverse affect on O&R's ability to perform its obligations under this Agreement.

            (d) O&R represents and warrants that as of the Closing Date the Facilities are capable of meeting the operating requirements specified herein in accordance with Good Utility Practices, including the Maximum Requested MW, the Minimum Requested MW, the Requested MW, the heat rates set forth in Schedule A, the Start-up Lead Time, the Synchronous Speed and the requirements to be set forth in a Dispatch Notice, and O&R has no knowledge of any conditions at the Facilities that could cause such Facilities to be unable to satisfy such requirements during the term of this Agreement.

Article III.Term

      3.1 This Agreement shall remain in full force and effect for a period of one year from the Closing Date. O&R may, in its sole discretion, extend the term of this Agreement for a maximum of four additional consecutive one year terms. In order for O&R to exercise its option to extend the term of this Agreement, O&R must provide Lovett LLC with written notice, at least 120 days prior to the termination of this Agreement, of its intention to extend the term of this Agreement for another year. Applicable provisions of this Agreement shall continue in effect after termination to the extent necessary to provide for final billings and adjustments. Upon each one year extension of this Agreement, the Availability Payments in Schedule B shall be increased in accordance with the Consumer Price Index for all Urban consumers, U.S. City Average, all times, unadjusted (base date January
1998) released by the U.S. Government Department of Labor, Bureau of Labor Statistics or its successor, or should such price index be discontinued, or the bases of its calculation be substantially modified, such other price index as is mutually agreed upon by O&R and Lovett LLC.

Article IV. O&R's Right to Dispatch the Facility

      4.1 On the Effective Date and, if the term of this Agreement has been extended pursuant to Section 3.1, on the anniversary of the Effective Date, O&R will provide Lovett LLC with a non-binding forecast ("Annual Forecast") representing O&R's then current best estimate of the Capacity that O&R will require the Facility to provide during the next 12 months for the Load Pocket. Not less than 30 days prior to the beginning of every calendar month during the term of this Agreement, O&R shall provide Lovett LLC with a non-binding forecast ("Forecast") representing O&R's then current best estimate of the Capacity that O&R will require the Facility to provide from the beginning of that calendar month through the end of the following two calendar months (a three month period) for the Load Pocket. The Forecast and Annual Forecast will take into account the Planned Outages and Planned Overhauls. O&R shall use its best efforts to prepare its estimate but shall have no liability to Lovett LLC for the accuracy or completeness of the Forecast or the Annual Forecast.

      4.2 Subject to the terms and conditions described in this Agreement, O&R shall have the right to direct that the Facility be available to Deliver Energy during Load Pocket Hours for the Load Pocket. O&R shall direct the dispatch of the Facility by delivering, in accordance with the communication protocols from time to time established by the Parties, a Daily Dispatch Notice to Lovett LLC's Scheduling Coordinator not later than 10:00 a.m. of the day before the commencement of the Requested Operation Period specified in such notice and/or delivering an Hourly Dispatch Notice to Lovett LLC's Scheduling Coordinator at least one half hour prior to the commencement of the Requested Operation Period specified in such notice and/or delivering a Dispatch Notice in real time. Each Dispatch Notice shall comply with the Start-up Lead Times and the other operational limitations described in Schedule A, and, Lovett LLC shall have no liability, nor shall Lovett LLC suffer any reductions in payments, for failure to comply with a Dispatch Notice which is not in compliance with such limitations. Each Daily Dispatch Notice or Hourly Dispatch Notice may be modified by a subsequent Daily Dispatch Notice or a subsequent Hourly Dispatch Notice, subject to the restrictions of this subsection. O&R may, subject to the restrictions of this subsection, issue a Dispatch Notice directing dispatch of the Facility in real time for the Load Pocket.

      4.3 Each Dispatch Notice shall specify the time of commencement and termination of the Requested Operation Period and, for each hour of the Requested Operation Period, the Minimum Requested MW which O&R requests to be dispatched and the Maximum Requested MW O&R requests to be available for the Load Pocket. All hours of operation in each Dispatch Notice shall be consecutive Load Pocket Hours, unless otherwise agreed to in writing by Lovett LLC. O&R may not direct Lovett LLC to conduct more than one dispatchable start-up per calendar day per generating unit. Each Party shall record the applicable information from the Dispatch Notices in the Load Pocket Dispatch Log, a form of which is attached hereto in the Form of Schedule J.

      4.4 If Lovett LLC considers that a Dispatch Notice does not comply with the limitations set forth in Schedule A or that Lovett LLC is otherwise not required to dispatch the Facility in accordance with a Dispatch Notice, it shall forthwith give written notice to O&R to that effect. This notice shall specify in detail why Lovett LLC believes the Dispatch Notice does not comply or Lovett LLC is not otherwise required to dispatch the Facility, as the case may be, and shall include, without limitation, the following bases for the notice as applicable:

                  (i) any amount of Capacity requested by O&R that Lovett LLC is not obligated to provide pursuant to Section 9.1;

                  (ii) whether the Start-up Lead Time or any other operating constraint as described in Schedule A is inconsistent with Delivery of the Requested MW in accordance with the Dispatch Notice;

                  (iii) any operation of the Facility necessary to comply
                        with the Dispatch Notice which would be in breach of any applicable Law or would conflict with Good Utility Practices.

      4.5 Upon receipt of Lovett LLC's notice issued pursuant to Section 4.4, O&R may, by delivering a notice to Lovett LLC's Scheduling Coordinator promptly thereafter, but in no event later than half an hour prior to commencement of the Requested Operation Period, modify the Dispatch Notice in accordance with Lovett LLC's notice.

      4.6 At or about 9:00 a.m. each day, Lovett LLC shall provide O&R with a daily status report regarding the operating characteristics and current status of the Facility, substantially in the form attached hereto as Schedule L. This report will include information that pertains to the reliable performance of the Facility such as response rate, start up time, minimum run time, minimum down time, minimum loading point, full load point and available choice of fuels. The report also will describe the Facility's current availability, deratings and planned operations for the next 24 hours. Lovett LLC shall notify O&R immediately of any actual or planned change to this data.

Article V.  Delivery by Lovett LLC

      5.1 Lovett LLC shall, in response to a Dispatch Notice from O&R, dispatch the Facility at the Minimum Requested MW and make available the Maximum Requested MW in accordance with the Dispatch Notice, subject to the limits described in this Agreement.

      5.2 Lovett LLC shall, in response to a Dispatch Notice from O&R, provide reactive supply and voltage control for the Load Pocket by making available the minimum MVARs at full MW load as set forth in Schedule A.

Article VI. Price

      6.1 Following the Effective Date, O&R shall make Availability payments as described in Schedule B ("Availability Payments") to Lovett LLC in accordance with Section 7.1.

      6.2 When Lovett LLC dispatches a Facility into the ISO during Load Pocket Hours pursuant to a Dispatch Notice, O&R shall pay Lovett LLC its Generation Costs as set forth below ("Generation Costs"), to the extent that the revenue received by such Facility from the ISO is less than the Generation Costs during such time period. For purposes of determining such payment described in the preceding sentence, (i) the revenue received by the Facility shall include all revenue received from all energy and ancillary services markets, during the period the Facility operates as recorded in the Load Pocket Dispatch Log, but shall exclude any capacity payments and (ii) such revenue shall not be reduced by any penalties assessed by the ISO for non-performance. Generation Costs shall be the sum of all applicable Energy Costs for both minimum generation and above minimum generation (as calculated pursuant to Schedule C), Start-up Costs (as calculated pursuant to Schedule D) and Emissions Costs (as calculated pursuant to Schedule E). Schedule F illustrates how payment will be calculated when a Facility is operating pursuant to Market and Nonmarket Transactions. In addition, to the extent that O&R issues a notice modifying the Dispatch Notice pursuant to Section 4.2 or 4.5, O&R shall compensate Lovett LLC for any incremental costs including, but not limited to, imbalance or scheduling charges and/or penalties imposed on or incurred by Lovett LLC as a result of the modification.

      6.3 If Lovett LLC fails to be available to provide Energy during Load Pocket Hours, Lovett LLC shall be assessed the penalties as calculated in accordance with Schedule G to this Agreement. Such penalties shall be O&R's sole and exclusive remedy with respect to any failure to be available or to provide Energy during Load Pocket Hours.

      6.4 Nothing in this Agreement shall restrict Lovett LLC from entering into Market Transactions either inside or outside of a Requested Operation Period.

      6.5 O&R is not purchasing from and accordingly makes no payment to Lovett LLC for either capacity or ancillary services pursuant to this Agreement. If the Parties wish to engage in the purchase or sale of capacity and/or ancillary services, they will do so pursuant to a separate agreement(s).

Article VII.Payment Terms

      7.1 Within 14 days after the end of each calendar month during the term of this Agreement (and, if termination of this Agreement does not occur at the end of a month, within 14 days after the end of the month in which termination occurs), Lovett LLC shall submit an estimated invoice ("Estimated Invoice") to O&R for all charges properly due under this Agreement for that month using reasonable estimates of actual data. Such invoice shall set out or be supported by detailed calculations and breakdowns of the estimated amounts due. The Estimated Invoice shall be paid by O&R no later than the Due Date.

      7.2 All payments shall be made by wire transfer in accordance with instructions from the Party making payment or by memorandum accounts. Each Party may set off any undisputed amount owed to the other Party against any undisputed amount owed pursuant to this Agreement or other arrangement(s) agreed to between the Parties.

      7.3 If any sum or part of a sum shown on an invoice is disputed by either Party, payment of the undisputed sums on that invoice shall not be withheld. Interest on any unpaid amounts shall be charged at the Interest Rate plus 2 percent per annum calculated from the Due Date of the invoice to the date of payment.

      7.4 Lovett LLC shall submit to O&R an adjusted or supplemental invoice ("Adjustment Invoice") within 60 days after the date of the Estimated Invoice which Adjustment Invoice should reflect the actual amounts due from O&R to Lovett LLC for the months covered by the appropriate Estimated Invoice. If the Adjustment Invoice reflects an amount that is less than the amount charged to O&R under the Estimated Invoice, Lovett LLC shall pay the difference between the amount in the Adjustment Invoice and the amount in the Estimated Invoice to O&R together with interest at the Interest Rate from the Due Date of the Estimated Invoice to the effective date of repayment by Lovett LLC no later than the Due Date and the provisions of Section 7.2 shall apply to any such payment.

      If the Adjustment Invoice reflects an amount that is greater than the amount charged to O&R under the Estimated Invoice, O&R shall pay the difference between the amount in the Adjustment Invoice and the amount in the Estimated Invoice to Lovett LLC together, with interest from the Due Date of the Estimated Invoice to the date of payment by O&R.

      7.5 If the Due Date is not a Business Day, then the next following Business Day will be the Due Date.

      7.6 If O&R does not dispute the amount in an Estimated Invoice or an Adjustment Invoice in a writing provided to Lovett LLC identifying in reasonable detail the reasons therefor within six months after receipt of such invoice, such invoice shall be deemed correct. Each Party shall at its own cost provide the other Party with such information and assistance as the other Party reasonably requests to resolve the dispute, subject to the confidentiality provisions herein. If O&R has disputed the amount prior to its due date in a writing provided to Lovett LLC identifying in reasonable detail the reasons thereof, O&R shall not be obligated to pay the disputed amount until such dispute is resolved. The Parties shall engage in good faith negotiations to resolve any disputed amounts within 30 days. If the Parties are unable to resolve the dispute within such 30-day period, either Party may exercise such rights and remedies available to it under law or at equity. If the dispute is finally settled or determined in favor of Lovett LLC, Lovett LLC shall include the amount settled or determined in an invoice under Section 7.1 or 7.4 plus interest. If the settlement or determination of the dispute results in an amount being due to O&R, Lovett LLC shall pay O&R or credit the rebate to O&R at the time the next invoice is issued to O&R plus interest. Interest on disputed amounts will be calculated in accordance with Section 7.3.

Article VIII.  Testing and Capacity Ratings

      8.1 During the term of this Agreement, Lovett LLC shall provide O&R with the results of the DMNC test which Lovett LLC performs for each capability period (as defined by the NYPP or the ISO or their successors) in accordance with NYPP Procedures or any similar test established by the ISO Protocols.

Article IX. Generation Commitments

      9.1 O&R shall not have the right under this Agreement to dispatch the Facility (i) in excess of the Maximum Requested MW, (ii) less than the Minimum Requested MW, (iii) to provide Energy to customers outside of the Load Pocket or to support O&R's System outside of the Load Pocket, or (iv) during any outage that is included as an exception to the definition of "Forced Outage".

Article X.  Start-up Lead Times and Other Operating Constraints

      10.1 Lovett LLC shall not be obligated under this Agreement to Start-up the Facility unless the amount of time between the delivery of the Dispatch Notice requesting such Start-up and the commencement of the applicable Requested Operation Period shall at least equal the Start-up Lead Time.

      10.2 Lovett LLC shall not be obligated to operate the Facility pursuant to this Agreement in excess of the other operational limits as set forth in Schedule A or in a manner inconsistent with Good Utility Practices or Law.

Article XI. Metering

      11.1 Metering services shall be performed as provided for in the Continuing Site/Interconnection Agreement, by and between O&R and Lovett LLC, dated November 24, 1998.

Article XII.Coordination of Facility and System Maintenance

      12.1 Lovett LLC shall use its commercially reasonable efforts to fuel, operate and maintain the Facility, or cause the Facility to be fueled, operated and maintained, in accordance with all material Laws and Good Utility Practices so that Lovett LLC is able to perform its obligations under this Agreement. Lovett LLC shall also notify O&R of any derating greater than 5% of the Facility's nominal ratings, as set forth in Schedule A, that will cause Lovett LLC to be unable to perform its obligations during a Load Pocket Hour.

      12.2 Other than unscheduled maintenance, each Party shall use reasonable efforts to coordinate with the other Party the maintenance of the Facility and the O&R System, as the case may be, as well as any electric transmission lines, required in order to ensure the sound operation of the Facility and O&R's System. Except in cases of Emergency and Good Utility Practices, neither Planned Outages, including planned partial outages, and Planned Overhauls shall be scheduled or performed at the Facility or the O&R System, as the case may be, during the On-Peak hours in the months of June through September, inclusive, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

      12.3 Within 60 days after the Effective Date, each Party shall provide the other Party, a non-binding schedule of Planned Outages and Planned Overhauls (including expected commencement date and duration) for the following calendar year. In addition, each Party shall provide a non-binding two-year forecast of Planned Overhauls in accordance with ISO procedures. Each Party may make such changes to such schedules and forecasts as it considers appropriate, at its sole discretion, subject to the restrictions set forth herein.

Article XIII.  Modifications

      13.1 In the event of any material loss or damage to the Facility that would substantially impair the capability of the Facility to Deliver Energy during a Load Pocket Hour, Lovett LLC shall at its own expense make such repairs or replacements as it considers necessary in accordance with Good Utility Practices in order to perform its obligations hereunder.

Article XIV.  Termination

      14.1 Unless otherwise caused by a Force Majeure Event or an act or omission of the non-defaulting Party, any one or more of the following events shall constitute an Event of Default under this Agreement, and the terms "Event of Default" or "Events of Default" shall mean, whenever they are used in this Agreement, any one or more of the following events:

            (a) Failure by either Party to pay any material amount due and payable by it pursuant to this Agreement after the same shall have become due and payable;

            (b) A material breach by either Party of any covenant, condition or obligation on its part to be performed (other than as referred to in paragraph (a) above) and such failure shall materially and adversely affect such Party's performance under this Agreement and such breach is not cured within 30 days after the breaching Party receives written notice thereof from the non-breaching Party, or within such longer cure period as may reasonably be required if such breach cannot be reasonably cured within such 30-day period and the defaulting Party has instituted corrective action and diligently attempts to cure such default and continues such action until the cure is complete;

            (c) The dissolution or liquidation of either Party, or the admission in writing by either Party of its inability to pay its debts as they become due, or the failure by either Party to lift any execution, garnishment or attachment of such consequences as will impair such Party's ability to perform substantially its obligations pursuant to this Agreement, or the commission by either Party of any act of bankruptcy, or the adjudication of either Party as a bankrupt, or the making of any assignment by either Party for the benefit of its creditors or the entry by either Party into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to either Party in any proceeding for the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding instituted under the provisions of any bankruptcy act or under any similar act in any domestic or foreign jurisdiction which may now be in effect or hereafter enacted, or within 60 days after the commencement of any such proceeding against either Party such proceeding shall have been dismissed, or the filing of an answer admitting or not contesting the material allegations of a petition against it in such proceeding, or the appointment without the consent or acquiescence of either Party, of any trustee, receiver or liquidator of either Party or of any material part of its properties, if within 60 days thereafter such appointment shall not have been vacated, or if either Party shall seek or consent or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of any material part of its properties;

            (d) If any material representation or warranty made by or on behalf of either Party shall prove to have been false or incorrect in any material respect on the date as of which made.

      14.2 Whenever any Event of Default shall have occurred and be continuing, the non-defaulting Party, to the extent permitted by law, may, upon written notice to the defaulting Party, terminate this Agreement and thereupon this Agreement shall cease and terminate.

      14.3 In addition to the foregoing remedies, whenever any Event of Default, which materially affects the defaulting Party's performance under this Agreement, shall have occurred and be continuing, the non-defaulting Party, to the extent permitted by law, shall be entitled to suspend immediately its performance under this Agreement, until such Event of Default is corrected. If the Event of Default does not cease or is not corrected, the non-defaulting Party may proceed to terminate this Agreement in accordance with the provisions of this Agreement.

      14.4 No termination of this Agreement shall relieve the defaulting Party of its liability and obligations hereunder accruing or arising prior to such termination, and the non-defaulting Party may take wherever action at law or in equity as may appear necessary or desirable to enforce performance and observance of any obligations, agreements, or covenants under this Agreement, and the rights given hereunder shall be in addition to all other remedies available to the Parties, either in law, at equity or otherwise, for the breach of this Agreement.

Article XV. Indemnification

      15.1  Lovett LLC's Indemnification

            Lovett LLC shall indemnify, hold harmless and defend O&R, its parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by O&R in any actions or proceedings between O&R and a third party, Lovett LLC, or any other party) to the extent the foregoing are not covered by insurance ("O&R Indemnifiable Losses") asserted against or suffered by O&R for (i) damage to property, or
(ii) injury to or death of any person, including O&R employees, Lovett LLC's employees and their affiliates' employees, or any third parties, in such case to the extent caused by the gross negligence or willful misconduct of Lovett LLC and/or its officers, directors, employees, agents, and subcontractors and arising out of this Agreement and not caused by the negligence or willful misconduct of any such Indemnitee.

      15.2  O&R's Indemnification

            O&R shall indemnify, hold harmless and defend Lovett LLC, its parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by Lovett LLC in any actions or proceedings between Lovett LLC and a third party, O&R, or any other party) to the extent the foregoing are not covered by insurance ("Lovett LLC Indemnifiable Losses") asserted against or suffered by Lovett LLC for (i) damage to property, or (ii) injury to or death of any person, including Lovett LLC employees, O&R's employees and their affiliates' employees, or any third parties, in each case to the extent caused by the gross negligence or willful misconduct of O&R and/or its officers, directors, employees, agents, and subcontractors and arising out of this Agreement and not caused by the negligence or willful misconduct of any such Indemnitee.

      15.3  Indemnification Procedures

            Either Party entitled to receive indemnification under this agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any O&R Indemnifiable Loss or Lovett LLC Indemnifiable Loss, as appropriate, hereunder. The amount of any O&R Indemnifiable Loss or Lovett LLC Indemnifiable Loss, as appropriate, shall be reduced to the extent that Indemnitee receives any insurance proceeds with respect to an O&R Indemnifiable Loss or Lovett LLC Indemnifiable Loss, as appropriate (either may be referred to as an "Indemnifiable Loss").

      15.4 Defense of Claims. (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from a person required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnitee's receipt of written notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

            (b) If within ten calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 15.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days (unless waiting 20 calendar days would prejudice the Indemnitee's rights) after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten business days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, compromise, or settle any Third Party Claim at any time, provided that in such event the Indemnitee shall waive any right to indemnity hereunder unless the Indemnitee shall have first sought the consent of the Indemnifying Party in writing to such payment, settlement, or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

            (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30 calendar day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

            (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Chase Manhattan Bank, N.A.), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 15.4(d) shall be construed to require any Party hereto to obtain or maintain any insurance coverage.

            (e) A failure to give timely notice as provided in this Section
15.4 will not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

      15.5 Each Party shall be responsible for protecting its facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation, or non-operation of the other Party's facilities, and such other Party shall not be liable for any such damages so caused.

Article XVI.  Limitation of Liability

      16.1 Neither Party shall be liable to the other Party or its affiliates for any consequential, incidental, punitive, special or indirect damages arising out of or relating to the performance or breach of this Agreement including, without limitation, replacement power costs, loss of revenue, loss of anticipated profits or loss of use of the Facility, the O&R System or other property, whether or not such damages are based upon causes of action for breach of contract, statutory (including negligence and misrepresentation), breach of warranty, or strict liability.

      16.2 The benefits of this Article shall also extend to each Party's affiliates and their respective officers, directors, employees, and agents and, to the extent they are acting on behalf of such Party, such Party's contractors, subcontractors, suppliers and vendors of every tier, and shall survive termination or suspension of this Agreement, as well as the fulfillment of the obligations of the Parties hereunder.

Article XVII.  Insurance

      17.1 Lovett LLC or its affiliate, at its cost and expense, shall maintain and keep in full force and effect during the term of this Agreement the following insurance in connection with the Facility:

            (a) Workers' Compensation Insurance for statutory obligations imposed by Workers' Compensation or Occupational Disease Laws, and Employer's Liability Insurance with a minimum limit of $1,000,000. When applicable, coverage shall include the United States Longshoreman's and Harbor Workers' Compensation Act and the Jones Act.

            (b) General Liability Insurance including Personal Injury, Broad Form Property Damage, Products/Completed Operations, Explosion, Collapse and Underground (XCU) Liability, Contractual Liability and Contractors Protective Liability Insurance with minimum limits of liability of $2,000,000 per occurrence.

            (c) Automobile Liability Insurance, including coverage for all owned, non-owned and hired automotive equipment used by Lovett LLC with minimum limits of liability of $5,000,000 per occurrence.

            (d) All risk property damage insurance, including boiler and machinery coverage, with minimum limits of $275,000,000.

            (e) Business interruption and extra expense insurance covering expenses and losses due to business interruption, resulting from damage to the Facility, in amounts to be determined by Lovett LLC.

      17.2 In the event the Facility is substantially damaged or destroyed, O&R shall have the right to cause the proceeds of insurance policies required under Section 17.1(d) to be used to repair or rebuild the Facility; provided, however, that Lovett LLC may control the disbursement of such insurance proceeds for such purpose.

      17.3 For all insurance required under Section 17.1, except Workers' Compensation and Employers Liability, O&R, its directors, officers and employees shall be named as additional insureds, as their interest may appear.

      17.4 Consistent with the terms of the indemnities provided for hereunder, all of the insurance required under Section 17.1 shall be primary to any or all other insurance coverage and shall not contribute with similar insurance in effect for O&R.

      17.5 All insurance required under Section 17.1 shall contain provisions wherein all rights of subrogation or recovery of any kind against O&R, its agents, employees, officers, successors and assigns are specifically waived by Lovett LLC and the insuring entity.

      17.6 The General Liability insurance specified in Section 17.1(b) shall contain a cross liability provision. All insurance required hereunder shall provide insurance for occurrences during the performance of services by Lovett LLC and all subcontractors pursuant to this Agreement and for a period of two years after termination of this Agreement. In the event that any insurance as required herein is available only on a "claims-made" basis, such insurance shall provide for a retroactive date not later than the date of this Agreement and such insurance shall be maintained by Lovett LLC, with a retroactive date not later than the retroactive date required above, for a minimum period of five years after the termination of this Agreement.

      17.7 All insurance required herein shall be issued by an insurer admitted to do business in the State of New York and shall have a Best's Rating of not less than "A" and a net surplus of not less than $25,000,000.

      17.8 Lovett LLC's insurance carrier shall notify O&R of any material change in, or cancellation of, the insurance required hereunder at least 30 days prior to the effective date of any such change or cancellation.

      17.9  Self-insurance may be utilized by Lovett LLC.

      17.10 Prior to the Closing Date, Lovett LLC shall provide, for O&R's review and approval, a Certificate of Insurance verifying the existence of insurance coverages in compliance with the requirements of this Agreement. The Certificate of Insurance should be mailed to:

                         Risk Management Department
                         Orange and Rockland Utilities, Inc.
                         One Blue Hill Plaza
                         Pearl River, New York 10965

Article XVIII.    Force Majeure

      18.1 "Force Majeure Event" means any occurrence beyond the reasonable control of a Party which causes such Party to be delayed in or prevented from performing or carrying out any of its obligations under this Agreement and which by the exercise of due diligence in accordance with Good Utility Practices, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, ice, explosion, breakage or accident to machinery or equipment, order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, provided that a Force Majeure Event shall not include lack of finances, or change in market conditions, and provided further that any failure of Lovett LLC to obtain fuel or services for the Facility due to the failure of any supplier or subcontractor of Lovett LLC to perform any obligation to Lovett LLC will not constitute a Force Majeure Event hereunder unless such subcontractor or supplier is unable to perform for reasons that would constitute a "Force Majeure Event" hereunder.

      18.2 If either Party because of a Force Majeure Event is rendered wholly or partly unable to perform its obligations under this Agreement, that Party shall be excused from whatever performance is affected by the Force Majeure Event to the extent so affected, and shall not be liable for damages caused by such non-performance provided that:

            (a) The non-performing Party, within seven days after it becomes aware or should have become aware that it would be unable to perform, gives the other Party written notice of the occurrence of the Force Majeure Event, including an estimation of its expected duration and probable impact on the performance of its obligations hereunder and submitting satisfactory evidence of the existence of the Force Majeure Event;

            (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure Event;

            (c) No obligations of either Party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence; and

            (d) The non-performing Party uses its commercially reasonable efforts to remedy expeditiously its inability to perform. This subparagraph shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party involved in the strike, walkout, lockout or other labor dispute.

            (e) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

            (f) The Force Majeure Event was not caused by any negligent acts, or omissions, or failure to comply with any Law or for any breach or default of this Agreement.

Article XIX.  Contract Documents

      19.1 The contract documents which comprise the contract between the Parties are referenced hereto and made a part hereof and consist of the following:

            (a) This Agreement; and

            (b) Schedules to this Agreement as follows:

                  (i)     Schedule A: Description of Units and
                                      Performance Requirements;

                  (ii)    Schedule B: Availability Payment ;

                  (iii)   Schedule C: Energy Costs;

                  (iv)    Schedule D: Start-up Costs;

                  (v)     Schedule E: Emissions Costs;

                  (vi)    Schedule F: Payment Examples;

                  (vii)   Schedule G: Penalties;

                   (viii) Schedule H: Load Pocket Diagram;

                  (ix)    Schedule I: Dispute Resolution Procedures;

                  (x)     Schedule J: Load Pocket Dispatch Log;

                  (xi)    Schedule K: Operating Instructions; and

                   (xii)  Schedule L: Daily Status Report.

Article XX.   Dispute Resolution

      20.1 The Parties shall make reasonable efforts to settle all disputes arising out of or in connection with this Agreement. In the event any dispute is not settled, the Parties shall follow the alternative dispute resolution procedures set forth in Schedule I.

Article XXI.   Taxes

      21.1 O&R shall pay all taxes, surcharges, adjustments or other assessments imposed by law, rule or regulation which are of general applicability and imposed on sales of Energy from Lovett LLC to O&R pursuant to this Agreement, unless O&R can demonstrate, based on a ruling from the Commission, that it cannot collect such taxes, surcharges, adjustments or other assessments from its customers ("Taxes").

Article XXII.  Assignment or Transfer

      22.1 The Parties acknowledge that any assignment of this Agreement is subject to approval by the FERC and the NYPSC. Neither Party shall assign this Agreement or any portion thereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) O&R may assign this Agreement to an affiliate of O&R that has a contractual or statutory obligation to supply Energy to O&R's retail customers in the Load Pocket, provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relive or in any way discharge O&R from the performance of its duties and obligations under this Agreement; and (b) Lovett LLC may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to (i) a trustee or lending institution(s) for the purposes of financing or refinancing the acquisition of the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, pledges, conveyances, or dispositions in lieu thereof; provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relieve or in any way discharge Lovett LLC from the performance of its duties and obligations under this Agreement; or (ii) an affiliate of Lovett LLC or (iii) a purchaser, transferee or lessor of all or substantially all of Lovett LLC's right, title and interest in and to the Purchased Assets, provided such purchaser, transferee or lessor (A)(1) has a "net worth", or "consolidated net worth", if applicable, as determined in accordance with U.S. generally accepted accounting principles and reflected in an audited balance sheet (or consolidated balance sheet, if applicable) ("Net Worth") at least equal to an amount equal to one-third of the Purchase Price (as described in Section 3.1 of the ASA) or (2) provides a guaranty from an affiliate which has a Net Worth at least equal to the amount specified in (A)(1) above and
(B) demonstrates its ability to operate the Purchased Assets to O&R's reasonable satisfaction in accordance with Good Utility Practices.

Article XXIII.  Regulatory Approval; Effective Date

      23.1 This Agreement shall not become effective and binding upon the Parties until it has been: (i) signed by each of the Parties hereto, and
(ii) the FERC and the NYPSC have entered a final order in form and substance satisfactory to O&R and to Lovett LLC approving this Agreement and the recovery by O&R from its customers of all payments made to Lovett LLC pursuant to the terms of this Agreement. O&R and Lovett LLC agree to use their commercially reasonable efforts to obtain such regulatory approval as promptly as practicable following execution of this Agreement.

Article XXIV.    Confidentiality

      24.1 All information regarding a Party (the "Disclosing Party") that is furnished directly or indirectly to the other Party (the "Recipient") pursuant to this Agreement and marked "Confidential" shall be deemed "Confidential Information." Notwithstanding the foregoing, Confidential Information does not include information that (i) is rightfully received from Recipient from a third party having no obligation of confidence to the Disclosing Party, (ii) is or becomes in the public domain, through no action on Recipient's part in violation of this Agreement, (iii) is already known by Recipient as of the date hereof, or (iv) is developed by Recipient independently of any Confidential Information of the Disclosing Party. Information that is specific as to certain data shall not be deemed to be in the public domain merely because such information is embraced by more general disclosure in the public domain.

      24.2 Recipient shall keep the Confidential Information strictly confidential and not disclose any Confidential Information to any third party for a period of two years from the date the Confidential Information to any third party for a period of two years from the date the Confidential Information was received by Recipient, except as otherwise provided herein.

      24.3 Recipient may disclose the Confidential Information to its and its affiliates' respective directors, officers, employees, consultants, advisors and agents who need to know the Confidential Information for the purpose of assisting Recipient with respect to its obligations under this Agreement. Recipient shall inform all such parties, in advance, of the confidential nature of the Confidential Information. Recipient shall cause such parties to comply with the requirements of this Agreement and shall be responsible for the actions, uses, and disclosures of all such parties.

      24.4 If Recipient becomes legally compelled or required to disclose any of the Confidential Information (including, without limitation, pursuant to the rules or regulations of the NYPP, ISO or FERC), Recipient will provide the Disclosing Party with prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy. Recipient will furnish only that portion of the Confidential Information which its counsel considers legally required, and Recipient will cooperate, at the Disclosing Party's expense, with the Disclosing Party's counsel to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. It is further agreed that, if in the absence of a protective order, Recipient is nonetheless required to disclose any Confidential Information, Recipient will furnish only that portion of the Confidential Information which its counsel considers is legally required.

      24.5 Recipient shall promptly return to the Disclosing Party all items containing or constituting Confidential Information, together with all copies, extracts, or summaries thereof, upon the earlier of (i) the Disclosing party's request, or (ii) the termination or expiration of this Agreement.

Article XXV.   Amendments

      25.1 This Agreement shall not be amended unless such amendment shall be in writing and signed by a duly authorized representative of each of the Parties. Such amendments or modifications shall become effective only after the Parties have received any authorizations required from the FERC or the NYPSC. Nothing contained in this Agreement shall be construed as affecting in any way the right of either of the Parties furnishing or receiving service under this Agreement to unilaterally make application to the FERC for a change in rates under Sections 205 or 206 of the Federal Power Act and pursuant to the FERC rules and regulations promulgated thereunder.

Article XXVI.  Books and Records: Audit Rights

      26.1 Lovett LLC shall maintain for four years the information utilized to determine the payments pursuant to Schedules C, D, and E. Such records shall be available at all reasonable times for inspection and audit by O&R. O&R shall have the right to inspect and audit such records and supporting documents for any calendar year at any time within the 24 month period following the end of such year, provided that with respect to invoices, O&R disputes the amounts of such invoices in the time period provided in Section 7.6. No adjustments to payments shall be required as a result of such audit unless and to the extent that O&R makes a claim upon Lovett LLC for any discrepancies disclosed by such audit within two months following expiration of such 24 month period. The expense of any such audit shall be borne solely by O&R.

Article XXVII.   Miscellaneous Provisions

      27.1 Binding Effect. This Agreement and any extension shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

      27.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      27.3 Notices. Where written notice is required by this Agreement, all notices, certificates or other communications hereunder shall be in writing and shall be deemed delivered (i) when personally delivered (by courier or otherwise) to the recipient and receipt is confirmed in writing, (ii) three days after being mailed by United Sates registered or certified mail, postage prepaid, return receipt requested, or (iii) when faxed to recipient during the normal business hours of the recipient on a Business Day (or if not faxed at such time, during the next Business Day) and receipt is confirmed on the sender's fax machine, addressed or faxed and a copy is mailed to the other Party on the same Business Day, as follows:

                  (a)  To Lovett LLC:

                       Southern Energy Lovett, L.L.C.
                       900 Ashwood Parkway, Suite 500
                       Atlanta, Georgia 30338
                       Attention: Steve Gillis
                                  Finance Director, North American
                                    Operations
                       Fax:  (770) 379-7272

                  (b)  To O&R:

                       Orange and Rockland Utilities, Inc.
                       One Blue Hill Plaza
                       Pearl River, New York 10965
                       Attention: Legal Department
                       Fax: (914) 577-2959

or to such other and different address as may be designated by the Parties.

      27.4 Prior Agreements Superseded. This Agreement shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Parties relating to the subject matter hereto.

      27.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, and the Seller and the Buyer hereby agree to irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. If requested by O&R, Lovett LLC will consent to appointing an agent for service of process in New York City.

      27.6 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      27.7 Headings. The headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the Parties hereto, nor should they be used to aid in any manner in the construction of this Agreement.

      27.8 Third Parties. This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.

      27.9 No Survival of Reps and Warranties. Each and every representation and warranty contained in this Agreement and each and every covenant contained in this Agreement shall expire with, and be terminated and extinguished by, (i) the expiration of the term of this Agreement pursuant to Article III, or (ii) the termination of this Agreement pursuant to Article XIV or otherwise; and neither the Seller, the Buyer nor any officer, director, trustee or affiliate of either the Seller or the Buyer shall have any liability whatsoever with respect to any such representation, warranty or covenant.

      27.10 Agency. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.


            IN WITNESS WHEREOF, Lovett LLC and O&R have caused this Agreement to be executed as of the date first above written.


                         ORANGE AND ROCKLAND UTILITIES, INC.


                         By: /s/ D. Louis Peoples
                             _________________________________
                         Name:  D. Louis Peoples
                         Title: Vice Chairman and Chief Executive Officer


                         SOUTHERN ENERGY LOVETT, L.L.C.


                         By:  /s/ Randy Harrison
                              ________________________________
                         Name:  Randy Harrison
                         Title: Vice President